Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333- 239797 on Form F-3, No. 333- 230205 on Form F-3 and No. 333-187020 on Form S-8, of our reports dated March 9, 2022, relating to the consolidated financial statements of GasLog Ltd appearing in this Annual Report on Form 20-F of GasLog Ltd. for the year ended December 31, 2021.

/s/ Deloitte Certified Public Accountants S.A.

Athens, Greece

March 9, 2022